FOURTH QUARTER: Fiscal Year 2023 0 Fourth Quarter Fiscal Year 2023 EXHIBIT 99.1

FOURTH QUARTER: Fiscal Year 2023 1 FOREWORD Ken Peterman, Chairman, President & CEO Fellow Shareholders, For everyone at Comtech, and certainly for me personally, the close of the fourth quarter of our fiscal year 2023 represents a profound inflection point. When I first took on the role as the company’s CEO roughly a year ago, I made a commitment to our investors: to act with a deep sense of urgency and purpose to make certain that even as Comtech transforms to better align with our growth markets (becoming a forward-looking, agile, and invaluable solutions partner), we would remain focused on the crucial work of improving our operations, balance sheet, and financial performance every day. As I take stock of where we are one year into our transformation, I’m greatly encouraged. The hard work of continuous, daily performance improvement has meant not only expanding margins, but also a path forward to address strategic questions about the composition of our business and the strength of our balance sheet. Importantly, following a careful review of our current business and product lines and considering the kind of software-defined and solutions-based enterprise our customers need us to be in the future, we identified opportunities to rebalance our segments and ultimately chose to divest our solid state power amplifier product line. Upon completing this transaction, in the short term, we anticipate using some or all of the net proceeds from this divestiture to meaningfully reduce our outstanding debt, leverage ratio and interest payments. We are also simultaneously addressing the need to refinance our Credit Facility, which expires in October 2024. This process is moving forward and we believe we’re headed toward a solution. We have engaged in productive discussions with various potential sources of capital, including our existing preferred shareholders, regarding alternative investment structures. We are also in discussions with our existing lenders regarding a short-term amendment and extension of our Credit Facility, if needed in the interim while we move toward ____________________ Overall, I am pleased with the significant progress being made with respect to strengthening our balance sheet. Such efforts, combined with optimizing our cost structure and improving business operations, provide a solid foundation as we look ahead to our ongoing transformation in fiscal 2024.

FOURTH QUARTER: Fiscal Year 2023 2 completion of a longer-term solution. We anticipate having more to share prior to announcing our first quarter fiscal 2024 results. Overall, I am pleased with the significant progress being made with respect to strengthening our balance sheet. Such efforts, combined with optimizing our cost structure and improving business operations, provide a solid foundation as we look ahead to our ongoing transformation in fiscal 2024. Additional reasons to look forward with optimism: the expertise of our people, and our innovation in products and services continue to drive strategically significant wins for Comtech that move the needle and serve to validate our leadership position in multiple growing end markets. • In September 2023, we were awarded a large, multi-year Global Field Service Representative ("GFSR") contract by the U.S. Army. The GFSR contract has a total expected value of $544.0 million and is expected to contribute significantly to our net sales in the second half of fiscal 2024, and beyond. Through this program, we will provide ongoing communications and IT infrastructure support for the U.S. Army, Air Force, Navy, Marine Corps and NATO, enabling U.S. and coalition forces to maintain robust, resilient and secure connectivity for global all-domain operations. Foundational to this success are Comtech’s professional engineering services and extensive portfolio of resilient, blended, smart-enabled technologies, which are designed to help the U.S. military and coalition partners maintain decisive information advantage in almost any environment. • In July 2023, we received initial funding of $21.0 million under our next-generation 911 contract with the State of Ohio. This contract has a total expected value of approximately $85.0 million and is expected to start meaningfully contributing to our net sales beginning in fiscal 2025, and beyond. • In July 2023, we announced that our market-leading troposcatter family of systems ("FOS") was chosen by the U.S. Army to support its tactical Beyond-Line-of-Site ("BLOS") communications requirements. Through this initial $30.0 million contract award, we believe Comtech will become the leading provider of next-generation troposcatter systems for the U.S. Army. Our software-defined troposcatter solutions ____________________ In September 2023, we were awarded a large, multi-year Global Field Service Representative ("GFSR") contract by the U.S. Army. The GFSR contract has a total expected value of $544.0 million and is expected to contribute significantly to our net sales in the second half of fiscal 2024, and beyond.

FOURTH QUARTER: Fiscal Year 2023 3 represent a thousand-fold performance improvement over prior generations; thus, we believe we are a clear technology leader in this rapidly expanding global market with a variety of defense and commercial applications. • In September 2023, we won a very strategic $48.6 million contract to deliver next-generation Enterprise Digital Intermediate Frequency Multi-Carrier ("EDIM") modems for the U.S. Army's satellite communications ("SATCOM") digitization and modernization programs. The advanced, software-defined EDIM modem is intended to: support multiple satellite providers simultaneously; become one of the primary modems used for U.S. military SATCOM, eventually replacing the Enhanced Bandwidth Efficient Modem ("EBEM"); and provide the U.S. Army, Navy and Air Force with a digitized, hybrid satellite network infrastructure. The EDIM modem will allow SATCOM users to roam across orbital regimes, blend capabilities from traditionally disparate networks and maintain assured, resilient connectivity in the world’s most demanding environments. This EDIM program also holds significant production opportunity, as it is expected to replace tens of thousands of earlier generation modems. • Comtech was recently selected as one of multiple awardees under the Defense Logistics Agency's Gateway to Sustainment ("G2S") indefinite delivery, indefinite quantity ("IDIQ") contract, which has a $3.2 billion ceiling value. This award enables the U.S. Department of Defense and other U.S. government customers to purchase a wide range of capabilities and services from multiple vendors in support of the Command, Control, Computers, Communications, Cyber, Intelligence, Surveillance and Reconnaissance ("C5ISR") operations. Over the course of this contract's planned 10-year performance period, we expect it to play a significant role in Comtech being awarded funding to support the rapid acquisition of products, systems and solutions that address the Army’s continually evolving global mission requirements. Taken together, these significant, strategic contracts demonstrate Comtech’s steadily improving performance across every facet of our business. Our transformational restructuring is enabling us to create a competitive advantage independent of price. We believe our ability to ____________________ Taken together, we believe these significant, strategic contracts demonstrate Comtech’s steadily improving performance across every facet of our business.

FOURTH QUARTER: Fiscal Year 2023 4 provide technology-enabled solutions, expertise, training, and more comprehensive customer value is creating valuable, long-term partnerships with our customers. Notably, the U.S. Army’s rigorous evaluation criteria frequently places exceptional demands on the people, equipment and solutions that it deploys, and Comtech’s selection as a key partner to provide innovative, technology-enabled capabilities, equipment, systems, solutions, insights, and training represents a meaningful validation of our transformational initiatives and restructuring. * * * Stepping back, during our investor day in June 2023, I made the case that it wasn’t just some, or even many, things that were changing for our business. I argued that nearly everything has changed — and I meant it. Over the past fiscal year, we took a careful look at our siloed business units, the technology and platforms serving these units and our people. The work undertaken was to assess areas of our business that were no longer serving our needs. We improved those areas that provided us the springboard needed to pursue meaningful change across the company, and importantly, create the conditions necessary to grow both our top and bottom line. The result of this enormous effort has been consistently improving financial performance. As you can see from the results reported today, we are reducing costs while sequentially improving revenues and Adjusted EBITDA margins. And while there is a lot of hard work left to do, especially through our fiscal year 2024, I am confident we are on the right track to deliver on our commitments. During our investor day, both Maria Hedden, our COO, and Mike Bondi, our CFO, detailed multiple initiatives that we are implementing to drive operational efficiencies in every aspect of our business operations. We identified additional opportunities ahead of us that would benefit our topline and help to drive sustainable margin improvement across our two segments. We believe that while sales will grow, our Adjusted EBITDA margins will grow faster. What does this mean for shareholders? Structurally, thanks to the work we’ve done over the past year, ____________________ During our investor day in June 2023, I made the case that it wasn’t just some, or even many, things that were changing for our business. I argued that nearly everything has changed - and I meant it.

FOURTH QUARTER: Fiscal Year 2023 5 Comtech has undergone a series of significant changes that are beginning to manifest in margin improvement. These encompass all aspects of our business from eliminating redundancies within the organization to installing global supply chain management and implementing additional KPIs that track our customer commitments. These actions favorably reposition us to get in front of the various market dynamics and inflections that we are experiencing. More importantly, they enable us to create growth and profitability across the core markets that our segments serve today, as well as penetrate near market adjacencies in a differentiated manner. Over the course of this past year, as the company has undergone an exceptional period of self-evaluation and transformation, so have our end markets, and thus, our opportunities. What I can say with confidence today is this: while there is more, and more challenging, work ahead of us, Comtech is in a better position to secure the opportunities before us than ever before. ____________________ Over the course of this past year, as the company has undergone an exceptional period of self- evaluation and transformation, so have our end markets, and thus, our opportunities.

FOURTH QUARTER: Fiscal Year 2023 6 $148.8 M Net Sales 32.7% Gross Profit FISCAL Q4 2023 CONSOLIDATED RESULTS $18.9 M Adj. EBITDA $142.6 M Bookings

FOURTH QUARTER: Fiscal Year 2023 7 CONSOLIDATED RESULTS ($ in millions) For Q4 fiscal 2023, we recorded $148.8 million of consolidated net sales, a 9.2% sequential increase over last quarter and our seventh consecutive quarterly increase. Compared to Q4 fiscal 2022, our consolidated net sales significantly increased $21.8 million, or 17.2%, reflecting higher net sales in both of our segments (see below). Operating income in Q4 fiscal 2023 was $1.1 million, compared to an operating loss of $2.1 million in Q4 fiscal 2022. This marked our first quarter of GAAP operating income since Q4 fiscal 2021. Adjusted EBITDA was $18.9 million, or 12.7% of consolidated net sales, as compared to $12.7 million, or 10.0% in Q4 fiscal 2022. The increase, in dollars and as a percentage of sales, reflects the benefit of our One Comtech lean initiatives implemented in the second half of fiscal 2023, offset in part by a lower gross profit percentage, as discussed above. Sequentially, Adjusted EBITDA in Q4 fiscal 2023 was higher, both in dollars and as a percentage of sales, all while the company continued to invest in our One Comtech transformation. See reconciliation of GAAP to non-GAAP metrics below. Consolidated bookings for the most recent quarter were $142.6 million, representing a quarterly book-to- bill ratio of 0.96x. Key bookings during Q4 fiscal 2023 include $30.0 million from the U.S. Army for next- generation troposcatter terminals and $21.0 million from the State of Ohio for next-generation 911 solutions. Backlog was $662.2 million as of July 31, 2023, compared to $618.1 million as of July 31, 2022 and $668.4 million as of April 30, 2023. The above amounts do not yet reflect any bookings related to the $544.0 million GFSR or $48.6 million EDIM contracts awarded to us by the U.S. Army subsequent to our fiscal year end. 35.9% 35.7% 34.3% 31.7% 32.7% Q4FY22 Q1FY23 Q2FY23 Q3FY23 Q4FY23 Consolidated Gross Profit $127.0 $131.1 $133.7 $136.3 $148.8 Q4FY22 Q1FY23 Q2FY23 Q3FY23 Q4FY23 Consolidated Net Sales $142.8 $181.2 $167.5 $102.8 $142.6 Q4FY22 Q1FY23 Q2FY23 Q3FY23 Q4FY23 Consolidated Net Bookings 10.0% 8.2% 8.5% 9.2% 12.7% Q4FY22 Q1FY23 Q2FY23 Q3FY23 Q4FY23 Consolidated Adjusted EBITDA Margins Gross profit in Q4 fiscal 2023 was 32.7%, as compared to 35.9% in Q4 fiscal 2022. Such change reflects an increase in net sales and overall product mix changes, primarily higher net sales of our troposcatter and SATCOM solutions to U.S. government and international customers in our Satellite and Space Communications segment (including performance on our next-generation troposcatter terminals for the U.S. Marine Corps and VSAT equipment for the U.S. Army).

FOURTH QUARTER: Fiscal Year 2023 8 SATELLITE & SPACE COMMUNICATIONS Our Satellite and Space Communications segment designs, builds and supports a variety of sophisticated communications solutions that meet or exceed the highest standards for performance and quality by businesses and governments worldwide. It has four product areas: Satellite Modem and Amplifier Technologies, Troposcatter and SATCOM Solutions, Space Components and Antennas, and High-Power Amplifiers and Switch Technologies. $94.2 M Net Sales $6.7 M Operating Income $85.5 M Bookings $12.5 M Adjusted EBITDA

FOURTH QUARTER: Fiscal Year 2023 9 SATELLITE & SPACE COMMUNICATIONS (Results: $ in millions) $76.8 $80.9 $80.4 $82.2 $94.2 Q4FY22 Q1FY23 Q2FY23 Q3FY23 Q4FY23 Satellite & Space Communications Net Sales 10.2% 12.2% 10.2% 7.7% 13.3% Q4FY22 Q1FY23 Q2FY23 Q3FY23 Q4FY23 Satellite & Space Communications Adjusted EBITDA Margins $59.7 $135.8 $137.5 $77.5 $85.5 Q4FY22 Q1FY23 Q2FY23 Q3FY23 Q4FY23 Satellite & Space Communications Net Bookings Bookings in the Satellite and Space Communications segment totaled $85.5 million for the quarter. Key bookings include a $30.0 million order from the U.S. Army for next- generation troposcatter terminals. Bookings for Q4 fiscal 2023 do not yet reflect any bookings related to the $544.0 million GFSR contract and $48.6 million EDIM contract awarded to us by the U.S. Army subsequent to our fiscal year end. Operating income in Q4 fiscal 2023 was $6.7 million, compared to operating income of $2.3 million in Q4 fiscal 2022. Q4 fiscal 2023 Adjusted EBITDA was $12.5 million, an improvement from the $7.8 million of Adjusted EBITDA reported in Q4 fiscal 2022. The increase in our Satellite and Space Communications segment's Adjusted EBITDA, both in dollars and as a percentage, is primarily due to the benefit of profit improvement and lean initiatives implemented in the second half of fiscal 2023, offset in part by a lower gross profit percentage on higher related segment net sales. Satellite and Space Communications net sales were $94.2 million for the quarter, a 14.6% sequential increase over Q3 fiscal 2023. Compared to Q4 fiscal 2023, Satellite and Space Communications net sales increased 22.7%, largely due to higher net sales of our troposcatter and SATCOM solutions to U.S. government and international customers (including performance on our next-generation troposcatter terminals for the U.S. Marine Corps and VSAT equipment for the U.S. Army and) and solid-state RF microwave high-power amplifiers and control components, partially offset by lower net sales of our high reliability Electrical, Electronic and Electro-mechanical satellite-based space components.

FOURTH QUARTER: Fiscal Year 2023 10 TERRESTRIAL & WIRELESS NETWORKS Our Terrestrial and Wireless Networks segment is a leading provider of the hardware, software, and solutions critical to the global 5G network infrastructure market, as well as for applications services requiring the specific location of a mobile user's geospatial position. It is organized into three service areas: next generation 911 and call delivery, Solacom call handling solutions, and trusted location and messaging solutions. $54.6 M Net Sales $11.4 M Adjusted EBITDA $57.1 M Bookings $5.1 M Operating Income

FOURTH QUARTER: Fiscal Year 2023 11 TERRESTRIAL & WIRELESS NETWORKS (Results: $ in millions) $50.2 $50.3 $53.3 $54.1 $54.6 Q4FY22 Q1FY23 Q2FY23 Q3FY23 Q4FY23 Terrestrial & Wireless Networks Net Sales 12.9% 11.9% 16.5% 16.9% 20.8% Q4FY22 Q1FY23 Q2FY23 Q3FY23 Q4FY23 Terrestrial & Wireless Networks Adjusted EBITDA Margins $83.1 $45.4 $30.1 $25.3 $57.1 Q4FY22 Q1FY23 Q2FY23 Q3FY23 Q4FY23 Terrestrial & Wireless Networks Net Bookings Bookings in the Terrestrial and Wireless Networks segment totaled $57.1 million during the quarter. Key bookings included $21.0 million from the State of Ohio for next- generation 911 solutions, a follow-on order from Comcast to provide 911 emergency call routing services, several orders from Verizon for precise location-based services and an order from a regional Canadian police agency for Solacom’s Guardian call handling platform. Terrestrial and Wireless Networks segment net sales were $54.6 million for the quarter, a 0.9% sequential improvement over Q3 fiscal 2023. Compared to Q4 fiscal 2022, Q3 Terrestrial and Wireless Networks segment net sales increased 8.8%, primarily reflecting higher sales of our trusted location and messaging solutions, NG- 911 solutions and services and emergency call handling services. Operating income in Q4 fiscal 2023 was $5.1 million, compared to operating income of $1.3 million in Q4 fiscal 2022. Q4 fiscal 2023 Adjusted EBITDA was $11.4 million, compared to $9.2 million and $6.5 million in Q3 fiscal 2023 and Q4 fiscal 2022, respectively. As a percentage of net sales, Q4 fiscal 2023 Adjusted EBITDA was 20.8%, compared to 16.9% and 12.9% in Q3 fiscal 2023 and Q4 fiscal 2022, respectively. The sequential increase in our Adjusted EBITDA, both in dollars and as a percentage, is primarily due to the benefit of profit improvement and lean initiatives implemented in the second half of fiscal 2023.

FOURTH QUARTER: Fiscal Year 2023 12 OUR GUIDANCE: Q1 FISCAL 2024 As we enter fiscal 2024 with improving business performance, the macroeconomic environment continues to be challenging and largely unpredictable, including factors such as inflation, rising interest rates, repercussions of military conflicts and a potential global recession. Order and production delays, disruptions in component availability, increased pricing for labor and parts, lower levels of factory utilization and higher logistics and operational costs also continue to impact our business. Despite these business conditions and resulting challenges, and although we anticipate some variability from time to time as we move through our One Comtech transformational change, for our first quarter of fiscal 2024, we are targeting consolidated net sales to sequentially increase approximately 1.0% to 4.0% and for our consolidated Adjusted EBITDA margin to range between 11.0% and 13.0%. Such targets reflect our assumptions regarding the timing of and performance on orders from the U.S. Army for VSAT equipment, as well as the timing of and our performance on our recently awarded $544.0 million GFSR contract, which has been protested by the prior incumbent. While we expect a near-term close, such targets also do not assume any divestiture at this time due to the uncertain closing date of the transaction. +1.0 to 4.0% Net Sales Growth ____________________ +11% to 13% Adjusted EBITDA Margin

FOURTH QUARTER: Fiscal Year 2023 13 FISCAL 2023: YEAR IN REVIEW In keeping with the spirit of “everything has changed,” I wanted to take a step back and offer investors what is essentially a highlight reel of some of the most significant changes we’ve made at Comtech in the past twelve months. I think you’ll appreciate the perspective this offers on just how much has been accomplished, across virtually every facet of our business, over this timeframe: Leadership & Governance • Over the last year, our Board has been significantly refreshed with multiple new independent directors and a new chairman. • Our senior leadership team — including me in the role of CEO — is almost entirely new, as we have reorganized ourselves and re-segmented our business. • For the first time, we have developed and implemented a formal People Strategy to ensure we have the right talent in the right functions to drive growth, revenues and profitability. • We have successfully implemented and advanced a new slate of ESG initiatives. Culture & Brand • Implemented “One Comtech,” bringing the company together, collaborating under a common strategy, targeting a shared view of the future, and providing everyone with common business and operational machinery designed to lower costs, expand margins, and most importantly, share ideas throughout the organization. • Successfully rebranded Comtech as a business and we are recognized as innovators and thought leaders in our technology sectors, and our expertise and opinions are routinely sought by our customers, as well as at industry conferences, events, and in key trade publications.

FOURTH QUARTER: Fiscal Year 2023 14 • Simultaneously, completely modernized our branding, including our website and logo, to visibly represent the significant transformation of our company. Operational • Brought 14 siloed businesses together to form two cohesive and collaborative operating segments. • Reviewed and improved all our functional processes to better understand our costs, pricing, and customer needs. • Unified our operations and sourcing and implemented common business systems to improve risk management, financial forecasting, and make it easier for everyone at Comtech to generate revenue. • Rolled out our first ever company-wide long range Strategic Goal Deployment (“SGD”) with clear accountability at every level. • Made difficult, but necessary, decisions to reduce headcount in order to reconcile our cost structure with our operating profile and strategic goals. • Completed our migration to our state-of-the-art Chandler, Arizona facility, establishing a center of excellence for our manufacturing needs for years to come. Strategic • Conceived of and launched the EVOKE Innovation Foundry, securing key partnerships with proven technology leaders to develop a next generation set of products and services based on Comtech technologies. • Initiated a transition from an equipment supplier to software solutions and “as a service” business models that can create more comprehensive value in unprecedented ways across all of our addressable markets. Financial • Since the beginning of my tenure as CEO, met or exceeded both our net sales and Adjusted EBITDA margin targets.

FOURTH QUARTER: Fiscal Year 2023 15 • Secured our position as the undisputed global leader in troposcatter and secured our position with the U.S. Army. • Made the tough, but correct, decision to eliminate our quarterly dividend. • Substantially turned over our investor base and significantly improved investor relations. • Conducted a successful first-ever investor day.

FOURTH QUARTER: Fiscal Year 2023 16 UPDATE: KEY BUSINESS INITIATIVES DLA G2S IDIQ Contract In April 2023, we were selected as one of multiple awardees under the Defense Logistics Agency’s (“DLA”) Gateway to Sustainment (“G2S”) indefinite delivery, indefinite quantity (“IDIQ”) multiple- award contract (“MAC”) with a maximum value of $3.2 billion. This IDIQ MAC enables the U.S. Department of Defense (“DoD”), and other U.S. government customers to purchase a wide range of capabilities and services from multiple vendors in support of the Command, Control, Computers, Communications, Cyber, Intelligence, Surveillance and Reconnaissance (“C5ISR”) operations. Customers executing the IDIQ include the U.S. Army’s Communications Electronics Command (“CECOM”), the DLA, federal civilian agencies and other branches of the DoD. GSFR Contract In September 2023, we were awarded a contract with an expected value of $544.0 million by the U.S. Army for the Global Field Service Representative (“GFSR”) program, which provides ongoing communications and IT infrastructure support for the Army, Air Force, Navy, Marine Corps, and NATO — enabling U.S. and coalition forces to maintain robust, resilient, and secure connectivity for global all- domain operations. We believe the current protest by the former incumbent will be resolved in our favor and we expect this contract to meaningfully contribute to our second half of fiscal 2024, and beyond. Army Troposcatter Contract In July 2023, Comtech was awarded a $30.0 million contract to provide our next generation Troposcatter Family of Systems (“FOS”) in support of the U.S. Army’s tactical communications. We believe the need for high throughput, ultra-resilient communications systems is significantly growing, and given not only the performance, but interoperability of Comtech’s Troposcatter FOS, we’re optimistic that we’ll continue to win business from the U.S. armed forces and those

FOURTH QUARTER: Fiscal Year 2023 17 of our allies. We believe this U.S. Army contract has secured our position as the global leader in troposcatter technologies. EDIM Contract In September 2023, Comtech was awarded a $48.6 million contract by the U.S. Army to deliver Enterprise Digital Intermediate Frequency Multi-Carrier (“EDIM”) modems in support of the U.S. Army’s satellite communications (“SATCOM”) digitization and modernization programs. This strategic contract award further illustrates the trust of our DoD customers in Comtech’s ability to deliver innovative software-defined solutions that meet the mission demands of today and can easily adapt to meet the operational needs of the future. This EDIM program also holds significant production opportunities, as it is expected to replace tens of thousands of earlier generation modems. State of Ohio Contract In March 2020, Comtech was awarded a statewide contract worth approximately $85.0 million to design, deploy, and operate Next Generation 911 (“NG-911”) services for the State of Ohio. Under the contract, Comtech’s end-to-end NG-911 systems will provide the citizens of Ohio with new public safety technologies, precise location- based services, and secure and reliable communications capabilities when they matter most. Through use of an Emergency Services Internet Protocol Network, Comtech’s NG-911 services are designed to provide a seamless, coordinated and efficient statewide system that is available to every jurisdiction in Ohio. This contract includes an initial period of two years, and options to extend through June 2031. In July 2023, we received $21.0 million of initial funding on this contract and have begun work on the project.

FOURTH QUARTER: Fiscal Year 2023 18 911 & 988 Integrations As we discussed recently in Signals, we believe Comtech’s position as a trusted leader in 911 and public safety positions us increasingly well when it comes to delivering similarly sophisticated — and holistic — solutions for 988 emergencies. The national 988 Suicide and Crisis Lifeline went live in July 2022, and while the service is improving, Comtech is bringing 911 experience and capabilities to bear in a way that we believe will significantly upgrade response times, prioritization, the coordination of first responders, and apply all the benefits of our location-based services. Ultimately, we believe Comtech has an important role to play in getting the right people, to the right place, as fast as possible to help people in crisis.

FOURTH QUARTER: Fiscal Year 2023 19 IN CLOSING The convergence and hybridization of satellite and terrestrial communications network infrastructures that I have highlighted since my first day as CEO means the real value they generate will no longer be related simply to the number and density of connections. Going forward, we believe real value will be created by the smart networks and actionable intelligence this convergence could produce, so long as these networks and connections are properly configured and managed in aggregate. So, it’s not just about infrastructure. It’s about smart infrastructure and the related economic power that it will create for Comtech and the data-enabled insights it will create for our customers. Comtech is preparing itself for a world where there is not only value in building data platforms to transport the geometrically increasing amounts of information that the modern world creates, but delivering data platforms that transmit, capture, analyze, and act on the information they carry in near real time. Everything we have done and are doing to create a One Comtech business machinery and culture sets our business on a durable growth trajectory with continually improving operating efficiency that I believe will sustain for years to come. Over time, our strategic view of the communications market — is that it will not only hybridize, but that the lion’s share of value will accrue to the companies that not only transport data but transform it — and such value will be reflected in our capabilities and financial performance. We’re preparing for that future today. Thank you, as ever, for your support and confidence. Ken ___________________ Everything we have done and are doing to create a One Comtech business machinery and culture sets our business on a durable growth trajectory with continually improving operating efficiency that I believe will sustain for years to come.

Conference Call Information We have scheduled an investor conference call for 5:00 PM (ET) on Thursday, October 12, 2023. Investors and the public are invited to access a live webcast of the conference call from the Investor Relations section of the Comtech website at www.comtech.com. Alternatively, investors can access the conference call by dialing (800) 579-2543 (domestic), or (785) 424-1789 (international) and using the conference I.D. "Comtech." A replay of the conference call will be available for seven days by dialing (800) 839-3020 (domestic), or (402) 220-7234 (international). About Comtech Comtech Telecommunications Corp. is a leading global technology company providing terrestrial and wireless network solutions, next-generation 9-1-1 emergency services, satellite and space communications technologies, and cloud native capabilities to commercial and government customers around the world. Our unique culture of innovation and employee empowerment unleashes a relentless passion for customer success. With multiple facilities located in technology corridors throughout the United States and around the world, Comtech leverages our global presence, technology leadership, and decades of experience to create the world’s most innovative communications solutions. For more information, please visit www.comtech.com. Comtech Investor Relations Robert Samuels (631) 962-7102 robert.samuels@comtech.com Appendix: – Cautionary Statement Regarding Forward-Looking Statements – Condensed Consolidated Statements of Operations (Audited and Unaudited) – Condensed Consolidated Balance Sheets (Audited) – Use of Non-GAAP Financial Measures Cautionary Statement Regarding Forward-Looking Statements Certain information in this shareholder letter contains forward-looking statements, including but not limited to, information relating to our future performance and financial condition, plans and objectives of our management and our assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under our control which may cause our actual results, future performance and financial condition, and achievement of our plans and objectives of our management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, among other things: the possibility that the expected synergies and benefits from acquisitions will not be fully realized, or will not be realized within the anticipated time periods; the risk that the acquired businesses will not be integrated successfully; the possibility of disruption from acquisitions, making it more difficult to maintain business and operational relationships or retain key personnel; the risk that we will be unsuccessful in implementing our "One Comtech" transformation and integration of individual businesses into two segments; the risk that we will be unsuccessful in implementing a tactical shift in our Satellite and Space Communications segment away from bidding on large commodity service contracts and toward pursuing contracts for our niche products and solutions with higher margins; the nature and timing of our receipt of, and our performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements; changing customer demands and or procurement strategies; changes in prevailing economic and political conditions, including as a result of Russia's military incursion into Ukraine; changes in the price of oil in global markets; changes in prevailing interest rates and foreign currency exchange rates; risks associated with our legal proceedings, customer claims for indemnification, and other similar matters; risks associated with our obligations under our credit facility; risks associated with our large contracts; risks associated with the COVID-19 pandemic and related supply chain disruptions; and other factors described in this and our other filings with the Securities and Exchange Commission. 20

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES Consolidated Statements of Operations (Unaudited) (Audited) Three months ended July 31, Twelve months ended July 31, 2023 2022 2023 2022 Net sales $ 148,814,000 126,983,000 $ 549,994,000 486,239,000 Cost of sales 100,227,000 81,404,000 365,534,000 306,403,000 Gross profit 48,587,000 45,579,000 184,460,000 179,836,000 Expenses:   Selling, general and administrative 30,354,000 29,163,000 120,003,000 114,858,000 Research and development 11,763,000 13,148,000 48,631,000 52,532,000 Amortization of intangibles 5,349,000 5,349,000 21,396,000 21,396,000 CEO transition costs — — 9,090,000 13,554,000 Proxy solicitation costs — — — 11,248,000 47,466,000 47,660,000 199,120,000 213,588,000 Operating income (loss) 1,121,000 (2,081,000) (14,660,000) (33,752,000) Other expenses (income): Interest expense 4,549,000 1,455,000 14,961,000 5,031,000 Interest (income) and other 298,000 (443,000) 1,226,000 (703,000) Change in fair value of convertible preferred stock purchase option liability — (1,000) — (1,005,000) Loss before (benefit from) provision for income taxes (3,726,000) (3,092,000) (30,847,000) (37,075,000) (Benefit from) provision for income taxes (186,000) 2,077,000 (3,948,000) (4,023,000) Net loss $ (3,540,000) (5,169,000) $ (26,899,000) (33,052,000) Adjustments to reflect redemption value of convertible preferred stock: Dividend on convertible preferred stock (1,794,000) (1,682,000) (7,007,000) (5,204,000) Convertible preferred stock issuance costs — — — (4,007,000) Establishment of initial convertible preferred stock purchase option liability — — — (1,005,000) Net loss attributable to common stockholders $ (5,334,000) (6,851,000) $ (33,906,000) (43,268,000) Net loss per common share: Basic $ (0.19) (0.26) $ (1.21) (1.63) Diluted $ (0.19) (0.26) $ (1.21) (1.63) Weighted average number of common shares outstanding – basic 28,182,000 26,734,000 28,002,000 26,506,000 Weighted average number of common and common equivalent shares outstanding – diluted 28,182,000 26,734,000 28,002,000 — 26,506,000 21

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES Consolidated Balance Sheets (Audited) Assets Current assets: Cash and cash equivalents $ 18,961,000 21,654,000 Accounts receivable, net 163,159,000 123,711,000 Inventories, net 105,845,000 96,317,000 Prepaid expenses and other current assets 17,521,000 21,649,000 Total current assets 305,486,000 263,331,000 Property, plant and equipment, net 53,029,000 50,363,000 Operating lease right-of-use assets, net 44,410,000 49,767,000 Goodwill 347,692,000 347,692,000 Intangibles with finite lives, net 225,907,000 247,303,000 Deferred financing costs, net 2,349,000 1,014,000 Other assets, net 17,364,000 14,827,000 Total assets $ 996,237,000 974,297,000 Liabilities, Convertible Preferred Stock and Stockholders’ Equity   Current liabilities: Accounts payable $ 64,241,000 44,591,000 Accrued expenses and other current liabilities 66,990,000 72,662,000 Current portion of long-term debt 4,375,000 — Operating lease liabilities, current 8,645,000 8,685,000 Dividends payable — 2,746,000 Contract liabilities 66,351,000 64,601,000 Interest payable 1,368,000 172,000 Total current liabilities 211,970,000 193,457,000 Non-current portion of long-term debt 160,029,000 130,000,000 Operating lease liabilities, non-current 41,763,000 44,423,000 Income taxes payable 2,208,000 3,007,000 Deferred tax liability, net 9,494,000 15,355,000 Long-term contract liabilities 18,419,000 9,975,000 Other liabilities 1,844,000 6,291,000 Total liabilities 445,727,000 402,508,000 Commitments and contingencies Convertible preferred stock, par value $0.10 per share; authorized 125,000 shares; issued 100,000 at July 31, 2023 and 2022 (includes accrued dividends of $604,000 and $566,000, respectively) 112,211,000 105,204,000 Stockholders’ equity:   Preferred stock, par value $0.10 per share; authorized and unissued 1,875,000 shares — — Common stock, par value $0.10 per share; authorized 100,000,000 shares; issued 43,096,271 shares and 42,672,827 shares at July 31, 2023 and 2022, respectively 4,310,000 4,267,000 Additional paid-in capital 636,925,000 625,484,000 Retained earnings 238,913,000 278,683,000 880,148,000 908,434,000 Less: Treasury stock, at cost (15,033,317 shares at July 31, 2023 and 2022) (441,849,000) (441,849,000) Total stockholders’ equity 438,299,000 466,585,000 Total liabilities, convertible preferred stock and stockholders’ equity $ 996,237,000 974,297,000 July 31, 2023 July 31, 2022 22

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this shareholder letter contains "Non-GAAP financial measures" under the rules of the SEC. Our Adjusted EBITDA is a Non-GAAP measure that represents earnings (loss) before income taxes, interest, change in fair value of the convertible preferred stock purchase option liability, write-off of deferred financing costs, amortization of stock-based compensation, amortization of intangibles, depreciation expense, amortization of cost to fulfill assets, acquisition plan expenses, restructuring costs, COVID-19 related costs, strategic emerging technology costs (for next-generation satellite technology), facility exit costs, CEO transition costs, proxy solicitation costs, strategic alternatives analysis expenses and other. Our definition of Adjusted EBITDA may differ from the definition of EBITDA or Adjusted EBITDA used by other companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is also a measure frequently requested by our investors and analysts. We believe that investors and analysts may use Adjusted EBITDA, along with other information contained in our SEC filings, including GAAP measures, in assessing our performance and comparability of our results with other companies. Our Non-GAAP measures reflect the GAAP measures as reported, adjusted for certain items as described herein and also excludes the effects of our outstanding convertible preferred stock. During the first quarter of fiscal 2023, we changed the computation of our Non-GAAP measures of operating (loss) income, net (loss) income attributable to common stockholders and net (loss) income per diluted common share to adjust for amortization of intangibles (including cost to fulfill assets) and stock-based compensation. This change was made to improve the comparability of our results with our peers. Prior period Non-GAAP results have been restated in the tables below to reflect this change. These Non-GAAP financial measures have limitations as an analytical tool as they exclude the financial impact of transactions necessary to conduct our business, such as the granting of equity compensation awards, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. These measures are adjusted as described in the reconciliation of GAAP to Non-GAAP measures in the tables herein, but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP. Investors are advised to carefully review the GAAP financial results that are disclosed in our SEC filings. We have not quantitatively reconciled our first quarter of fiscal 2024 Adjusted EBITDA target to the most directly comparable GAAP measure because items such as stock-based compensation, adjustments to the provision for income taxes, amortization of intangibles and interest expense, which are specific items that impact these measures, have not yet occurred, are out of our control, or cannot be predicted. For example, quantification of stock-based compensation expense requires inputs such as the number of shares granted and market price that are not currently ascertainable. Accordingly, reconciliations to the Non-GAAP forward looking metrics are not available without unreasonable effort and such unavailable reconciling items could significantly impact our financial results.

	Three months ended July 31,		Twelve months ended July 31,	
	2023	2022	2023	2022
Reconciliation of GAAP Net Loss to Adjusted EBITDA:				
Net loss	$ (3,540,000)	$ (5,169,000)	$ (26,899,000)	$ (33,052,000)
(Benefit from) provision for income taxes	(186,000)	2,077,000	(3,948,000)	(4,023,000)
Interest expense	4,549,000	1,455,000	14,961,000	5,031,000
Interest (income) and other	298,000	(443,000)	1,226,000	(703,000)
Change in fair value of convertible preferred stock purchase option liability	—	(1,000)	—	(1,005,000)
Amortization of stock-based compensation	3,809,000	3,792,000	10,107,000	7,767,000
Amortization of intangibles	5,349,000	5,349,000	21,396,000	21,396,000
Depreciation	3,176,000	3,257,000	11,922,000	10,314,000
Amortization of cost to fulfill assets	239,000	236,000	959,000	469,000
Restructuring costs	3,888,000	1,927,000	10,852,000	5,965,000
Strategic emerging technology costs	1,320,000	285,000	3,833,000	1,197,000
CEO transition costs	—	—	9,090,000	13,554,000
Proxy solicitation costs	—	—	—	11,248,000
COVID-19 related costs	—	(39,000)	—	1,105,000
Adjusted EBITDA	$ 18,902,000	$ 12,726,000	$ 53,499,000	$ 39,263,000

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Reconciliations of our GAAP consolidated operating (loss) income, net (loss) income attributable to common stockholders and net (loss) income per diluted common share to the corresponding Non-GAAP measures are shown in the tables below. Non-GAAP net (loss) income attributable to common stockholders and net (loss) income per diluted common share reflect Non-GAAP provisions for income taxes based on year-to-date results, as adjusted for the Non-GAAP reconciling items included in the tables below. We evaluate our Non-GAAP effective income tax rate on an ongoing basis, and it can change from time to time. Our Non-GAAP effective income tax rate can differ materially from our GAAP effective income tax rate.

	July 31, 2023					
	Three months ended			Twelve months ended		
	Operating Income	Net (Loss) Income Attributable to Common Stockholders	Net (Loss) Income per Diluted Common Share*	Operating (Loss) Income	Net (Loss) Income Attributable to Common Stockholders	Net (Loss) Income per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:						
GAAP measures, as reported	$ 1,121,000	$ (5,334,000)	$ (0.19)	$ (14,660,000)	$ (33,906,000)	$ (1.21)
Adjustments to reflect redemption value of convertible preferred stock	—	1,794,000	0.06	—	7,007,000	0.25
Amortization of intangibles	5,349,000	4,116,000	0.15	21,396,000	16,557,000	0.59
Restructuring costs	3,888,000	2,958,000	0.10	10,852,000	8,336,000	0.30
Amortization of stock-based compensation	3,809,000	2,958,000	0.10	10,107,000	7,863,000	0.28
CEO transition costs	—	—	—	9,090,000	8,580,000	0.31
Strategic emerging technology costs	1,320,000	1,148,000	0.04	3,833,000	3,358,000	0.12
Amortization of cost to fulfill assets	239,000	239,000	0.01	959,000	959,000	0.03
Net discrete tax expense (benefit)	—	399,000	0.01	—	(284,000)	(0.01)
Non-GAAP measures	$ 15,726,000	$ 8,278,000	$ 0.29	$ 41,577,000	$ 18,470,000	$ 0.65

	July 31, 2022					
	Three months ended			Twelve months ended		
	Operating (Loss) Income	Net (Loss) Income Attributable to Common Stockholders	Net (Loss) Income per Diluted Common Share*	Operating (Loss) Income	Net (Loss) Income Attributable to Common Stockholders	Net (Loss) Income per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:						
GAAP measures, as reported	$ (2,081,000)	$ (6,851,000)	$ (0.26)	$ (33,752,000)	$ (43,268,000)	$ (1.63)
Adjustments to reflect redemption value of convertible preferred stock	—	1,682,000	0.06	—	10,216,000	0.39
Amortization of intangibles	5,349,000	4,086,000	0.15	21,396,000	16,344,000	0.62
CEO transition costs	—	—	—	13,554,000	12,959,000	0.49
Proxy solicitation costs	—	—	—	11,248,000	8,671,000	0.33
Amortization of stock-based compensation	3,792,000	2,981,000	0.11	7,767,000	6,102,000	0.23
Restructuring costs	1,927,000	1,475,000	0.06	5,965,000	4,578,000	0.17
Strategic emerging technology costs	285,000	220,000	0.01	1,197,000	910,000	0.03
COVID-19 related costs	(39,000)	(68,000)	—	1,105,000	829,000	0.03
Amortization of cost to fulfill assets	236,000	177,000	0.01	469,000	352,000	0.01
Change in fair value of convertible preferred stock purchase option liability	—	(1,000)	—	—	(1,005,000)	(0.04)
Net discrete tax expense	—	2,919,000	0.11	—	2,584,000	0.10
Non-GAAP measures	$ 9,469,000	$ 6,620,000	$ 0.24	$ 28,949,000	$ 19,272,000	$ 0.71

* Per share amounts may not foot due to rounding. In addition, due to the GAAP net loss for the period, Non-GAAP EPS for the three and twelve months ended July 31, 2023 was computed using weighted average diluted shares outstanding of 28,480,000 and 28,376,000, respectively; and for the three and twelve months ended July 31, 2022 was computed using weighted average diluted shares outstanding of 27,848,000 and 27,188,000, respectively.

ECMTL

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